Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made between Mondelēz Global LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively referred to herein as, “MG” or the “Employer”) and Timothy Cofer (“Cofer” or the “Employee”) (the Employer and Employee are collectively referred to herein as the “Parties”).

Cofer has been employed by MG in various capacities, and most recently as its Chief Growth Officer. Since Cofer’s employment relationship with MG is ending, MG has offered Cofer benefits as set forth in this Agreement, and Cofer has decided to accept MG’s offer. Therefore, Cofer and MG both agree and promise as follows:

1.          Employment Termination: Cofer’s last day of employment with MG is August 31, 2019 (“Last Day Worked” or “Termination Date”). Cofer will be paid for any accrued, unused 2019 PTO days, less applicable deductions, at the next normal payday following the Termination Date. After the Termination Date, Cofer will not represent himself as being an employee, officer, attorney, agent or representative of MG for any purpose.

2.          Sufficiency of Consideration: Cofer understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Section 3 herein, are conditioned upon his execution and non-revocation of this Agreement and are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Cofer acknowledges and agrees that MG has – apart from this Agreement – paid him for all wages that were due to him.

3.          Consideration: In exchange for the promises and releases in this Agreement, and provided Cofer does not revoke the Agreement as permitted in Section 14 below, MG will provide Cofer with the following benefits and payments:

a)    For each month from September 1, 2019, through and including August 31, 2020, MG will pay Cofer a cash severance benefit equal to his current monthly current base salary. Such severance payments will be paid out in the regular bi-weekly payroll cycle during this twelve-month period. Cofer expressly acknowledges and agrees that if he secures full time employment within such twelve-month period, then commencing on the date of such new employment (the “New Employment Start Date”), but no earlier than January 1, 2020, the installment payments under this Paragraph 3(a) shall cease, and the remaining cash severance benefit shall be paid out in a lump sum, less all required local, state and federal tax deductions, within sixty (60) days after the New Employment Start Date. The remaining cash severance benefit shall be calculated by subtracting the total gross amount paid out to Cofer from September 1, 2019 up to the New Employment Start Date, from the total gross severance amount, or Eight Hundred Seventy-Five Thousand Dollars and No Cents ($875,000).

b)     If Cofer, at his option, timely elects benefits continuation coverage under COBRA, for the twelve-month period following the Termination Date, Cofer will continue to pay the same monthly contribution as he would have paid as an active employee under the MG

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sponsored plans, and MG will pay the remainder of the COBRA premium. Regardless of Cofer’s benefits continuation election, MG’s requirement to subsidize Cofer’s monthly benefits contributions shall cease effective September 1, 2020. Cofer expressly acknowledges and agrees that if he secures full time employment within the twelve-month period following the Termination date, MG’s requirement to subsidize Cofer’s monthly benefits contributions shall cease effective the New Employment Start Date.

c)    Cofer will receive a pro-rata MIP award based on the number of days worked from January 1, 2019, through the Last Day Worked, to be paid at actual performance for the individual performance component and actual performance for the Company performance component. This payment, less applicable deductions, will be made no later than March 15, 2020. Cofer will not be eligible to receive any other MIP payments.

d)    MG will provide outplacement services to Cofer, per his salary band level C, by a firm selected and paid for by MG. Such outplacement services will be made available to Cofer immediately upon his execution and non-revocation of this Agreement.

e)    Following Cofer’s Last Day Worked, Cofer will vest in all unvested outstanding stock options on a pro rata basis. For each unvested outstanding stock option grant, the pro rata calculation will equal the total number of stock options granted multiplied by the Proration Amount (defined below) less all previously vested stock options. The Proration Amount is a fraction, the numerator of which is the number of months (excluding the month of the grant date and including partial months thereafter, rounded up to the next whole month) Cofer was actively employed by MG during the vesting period and the denominator of which is the total number of months in the vesting period. In accordance with the grant agreements, Cofer shall have twelve (12) months to exercise any vested stock options. Cofer shall forfeit all other unvested outstanding stock options. The administrative time it takes to complete these transactions may be up to 8 weeks from the Termination Date. Cofer will not be eligible for a 2020 stock option grant.

f)    Following Cofer’s Last Day Worked, Cofer will be eligible to receive a prorated award of Cofer’s outstanding performance share units based on the actual performance of the Company. If such performance share units satisfy the minimum performance thresholds for an award, then for each outstanding grant of performance share units Cofer will receive shares, less required deductions, based on the number of months of participation from the beginning of the applicable performance cycle through Cofer’s Last Day Worked, at the actual business rating as determined by the Human Resources and Compensation Committee of the Board of Directors. Such shares (if any) net of required withholding shall be issued after the conclusion of the applicable performance period, and no later than March 15 of the year following the end of the performance cycle. Cofer shall forfeit all other unvested outstanding performance share units. Applicable tax withholding (and any other withholding of payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding required; therefore, the number of shares deposited into Cofer’s account following the award date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share). Cofer will not be eligible for a 2020 performance share unit grant.

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g)    As of the Termination Date, Cofer shall forfeit the entire deferred stock unit retention award granted in August 2017. For the avoidance of doubt, Cofer will not be eligible for any other deferred stock unit grants.

h)    Subject to the underlying terms and conditions of the applicable plans, Cofer will receive compensation and benefits as provided for under MG’s retirement and benefits plans available to employees generally. Cofer will not be entitled to any other compensation or benefits not provided in this Agreement. In addition to the equity vesting treatment provided in this Agreement, the compensation and benefits provided in this Agreement are provided pursuant to the terms and conditions of the Mondelēz Global LLC Severance Pay Plan for Salaried Exempt Employees. Cofer may revoke this Agreement within seven (7) days after he signs it by giving written notice to MG. To be effective, this revocation must be received by the close of business on the 7th calendar day after Cofer signs this Agreement. If Cofer revokes this Agreement, he understands that he will not receive the benefits that are conditioned upon his execution of the Agreement. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without Cofer revoking it.

4.          Complete Release and Waiver of Claims:

a)    Cofer is aware of his legal rights concerning his employment with MG. In exchange for MG’s promises above, Cofer agrees to irrevocably and unconditionally release (i.e. give up) any and all claims he may now have against, and agrees not to sue, MG and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, including without limitation those arising out of the employment relationship between Cofer and MG (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, and any other federal, state or local law, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date the Agreement is executed by Cofer, and also excludes any claims which cannot be waived by law. Notwithstanding the above, nothing in this paragraph shall be construed to waive Cofer’s rights to (i) enforce this agreement and (ii) indemnification, if any, from MG arising from applicable law or the Company’s Certificate of Incorporation, By-Laws, or the Company’s insurance policies, for any of her acts (or failures to act) made in good faith while Cofer was employed by MG. MG will follow its standard practices then in place regarding advancement of legal fees in the event Cofer invokes his rights to indemnification under the Company’s Certificate of Incorporation, By-Laws, or the Company’s insurance policies. For the avoidance of doubt, payments made pursuant to this Agreement remain subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by MG or any affiliate.

b)    Specific Release of ADEA Claims: In further consideration of the payments and benefits provided to the Employee in this Agreement, Cofer hereby irrevocably and

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unconditionally fully and forever waives, releases and discharges MG from any and all claims, whether known or unknown, from the beginning of time to the date of Cofer’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.

5.          Right to Participate in Agency Proceedings: Nothing in this Agreement is intended to limit or impair in any way Cofer’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or comparable state and local fair employment practices agencies (FEPAs), or Cofer’s right to participate in any such charge filed with such agencies.

6.          Cooperation: The Parties agree that certain matters in which Cofer has been involved during his employment may necessitate Cofer’s cooperation with MG in the future. Accordingly, for a period of two (2) years following the Termination Date, to the extent reasonably requested by MG and upon reasonable notice, Cofer shall cooperate with MG in connection with matters arising out of Cofer’s service to the Employer, including those legal matters, both known and unknown, about which Cofer has personal knowledge and/or may be called as a witness; provided that MG shall make reasonable efforts to minimize disruption of Cofer’s other activities. MG shall reimburse Cofer for reasonable expenses incurred in connection with his cooperation, including loss of time.

7.          Restrictive Covenants:

(a)    Non-Competition: Cofer understands and agrees that the nature of his position with MG gave him access to and knowledge of highly confidential information and trade secrets of MG, and placed him in a position of trust and confidence with MG. Because of MG’s legitimate business interests and in consideration for MG’s payment/provision to Cofer of the amounts and benefits provided in Section 3 above, Cofer agrees that he will not engage in Prohibited Conduct for the twelve (12)-month period following the Termination Date (“Restricted Period”).

(i)    For purposes of this non-compete clause, “Prohibited Conduct” is conduct in which Cofer contributes his knowledge of confidential or proprietary information obtained during his employment with MG, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, officer, volunteer, intern or any other similar capacity to a Listed Competitor without the written consent of MG’s Executive Vice President Global Human Resources, or designee, such consent to be provided by MG at its sole and absolute discretion, except that such consent shall not unreasonably be withheld.

(ii)    For purposes of this non-compete clause, Listed Competitors include the following companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills, Inc., The Hershey Company, Groupe Danone, Perfetti Van Melle, Arcor, Unilever Group, Lindt & Sprungli AG, and Yildiz Holding A.S., or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. Nothing contained

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herein shall preclude Cofer from working for a company that provides consulting or financial advisory services whose clients include companies named above so long as Cofer does not provide specific advice or services, derived from confidential or proprietary information obtained during his employment with MG, directly to the Listed Competitors.

(b)    Non-Solicitation of Employees: Cofer understands and acknowledges that MG has expended and continues to expend significant time and expense recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to MG. Cofer agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of MG during the Restricted Period. The foregoing shall not be violated by general advertising not targeted at MG employees or by serving as a reference upon request.

(c)    Restrictive Covenant Remedies: If Cofer breaches or violates the provisions of this Section 7, as proven by a Court of competent jurisdiction, he will be obligated to pay back to MG all payments received pursuant to this Agreement, and MG will not be obligated to make any future payments pursuant to this Agreement that are otherwise owed. This will be in addition to any other remedy that MG may have in respect of such Prohibited Conduct. MG and Cofer acknowledge and agree that MG will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in this Section 7, and agree that in the event a court of competent jurisdiction determines a breach or violation of such provisions MG may be awarded injunctive relief by such court to prohibit any such breach or violation, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the Court or an arbitrator. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or any other available forms of relief. For the avoidance of doubt, benefits provided pursuant to this Agreement remain subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by MG or any affiliate.

(d)    Judicial Amendment: Cofer and MG acknowledge the reasonableness of the agreements set forth in this Section 7 and the specifically acknowledge the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Section 7(a)(i)-(ii). Cofer further acknowledges that Cofer’s skills are such that Cofer can be gainfully employed in noncompetitive employment and that the parties’ agreement not to compete will in no manner prevent Cofer from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations contained in this Section 7 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, the parties agree that the unreasonable, illegal or offensive portions of this Section 7, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that this Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.

8.          This Agreement to Be Publicly Filed: The Parties acknowledge and understand that, consistent with applicable requirements, this Agreement will be made public through Mondelēz International, Inc.’s SEC filings.

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9.          No Disparagement or Harm: Cofer agrees that, in discussing his relationship with MG and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner MG, its affiliated and parent companies or their officers, directors and employees. MG agrees that it will direct its Executives and Board of Directors, to not disparage, discredit or otherwise treat in a detrimental manner Cofer. This Section 9 does not, in any way, restrict or impede Cofer from exercising protected rights including the right to communicate with any federal, state, or local agency or self-regulatory organization, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. To the extent legally permissible, Cofer shall promptly provide written notice of any such order to MG’s legal department.

10.        Continuing Confidentiality Obligation: Cofer acknowledges that during the course of his employment with MG, he has had access to, learned about and was entrusted with certain confidential and secret sales, marketing, strategy, financial, product, personnel, manufacturing, labor relations, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. Cofer understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Cofer further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of MG is of great competitive importance and commercial value to MG, and that improper use or disclosure of the Confidential Information by Cofer might cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Cofer agrees that, from the date he is presented with this Agreement and following the Terminate Date, he will not communicate or disclose to any third party, or use for his own account, without the written consent of MG, any of the aforementioned information or material.

If MG becomes aware of a situation where it appears that its trade secrets are being used and/or disclosed by Cofer, it will enforce its rights to the fullest degree allowed by law, including Federal or State trade secret law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

11.        Protected Rights: Cofer understands that nothing contained in this Agreement limits Cofer’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health

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Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Cofer further understands that this Agreement does not limit Cofer’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Cofer’s right to receive an award for information provided to any Government Agencies.

12.        Return of Company Property: Cofer agrees to return all Company property in his possession, including documents, manuals, identification cards or badges, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, handbooks, notes, keys and any other articles he has used in the course of his employment and any other Company property in his possession, no later than the Last Day Worked.

13.        Arbitration of Claims: In the event either Cofer or MG contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the Parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration with JAMS (f.k.a. Judicial Arbitration and Mediation Services, Inc.). The arbitration will be conducted, and an arbitrator will be chosen, pursuant to the JAMS Employment Arbitration Rules and Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by the losing (non-prevailing) Party. The hearing shall be held at a location selected by MG, and the arbitrator shall issue a written award which shall be final and binding upon the Parties. Cofer agrees to waive the right to a jury trial. Notwithstanding anything contained in this Section 13 or Section 7(c) to the contrary, MG shall each have the right to institute judicial proceedings against Cofer or anyone acting by, through or under Cofer, in order to enforce its rights under Sections 6, 7, 8, 9 or 10 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information set forth in Sections 8 or 10, or breach of restrictive covenants set forth in Section 7.

14.        Review and Revocation: Cofer acknowledges that, before signing this Agreement, MG gave him a period of twenty-one (21) days in which to consider it. Cofer further acknowledges that: (a) he took advantage of this period to consider this Agreement before signing it; (b) he has carefully read this Agreement, and each of its provisions; (c) to the extent Cofer had any, Cofer resolved all of his doubts and concerns regarding representations being made in this Agreement before signing it; (d) Cofer fully understands what the Agreement, and each of its provisions, means; and (e) Cofer is entering into the Agreement, and each of its provisions, knowingly and voluntarily. MG encouraged Cofer to discuss this Agreement, and each of its provisions, with an attorney (at his own expense) before signing it. Cofer acknowledges that he sought such advice to the extent he deemed appropriate. If Cofer signs this Agreement before the end of the twenty-one (21) day period, Cofer does so voluntarily because he has decided that he does not need any additional time to decide whether to sign this Agreement. Cofer also understands that he does not have more than twenty-one (21) days to sign this Agreement. If Cofer does not sign this Agreement by the end of the twenty-one (21) day period, he understands that it will become null

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and void. Cofer also acknowledges and understands that MG would not have given him the special payments or benefits he is getting in exchange for this Agreement but for his promises and representations he made by signing it. Further, by signing below, Cofer acknowledges that he may revoke this Agreement at any time within seven (7) days of the date on which he signed it as described above in Section 3(h).

15.        Entire Agreement and Severability: This is the entire agreement between Cofer and MG on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both Cofer and an authorized Company official. Cofer acknowledges that MG has made no representations or promises to her, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

16.        Governing Law: This Agreement, for all purposes, shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. For any application for injunctive relief, and in the event a dispute between the Parties is not subject to arbitration under Section 13, any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a State or Federal court located in the State of Illinois. The Parties consent to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

17.        Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments subject to Section 409A provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Cofer will be deemed to have incurred a separation from service under Section 409A the day immediately following his Last Day Worked.

Given that Cofer is a “specified employee” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, any amounts or benefits to be paid or provided to Cofer pursuant to this Agreement or otherwise that are considered nonqualified deferred compensation under Section 409A will be delayed six (6) months to the first business day on which such amounts and benefits may be paid in compliance with said Section 409A.

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Notwithstanding the foregoing, MG makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall MG be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Cofer due to non-compliance with Section 409A.

[SIGNATURE PAGE FOLLOWS]

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TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 14 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

MONDELĒZ GLOBAL LLC:

By:	/s/ David Pendleton

Title:	SVP Total Rewards and HR Solutions

Date:	August 26, 2019

TIMOTHY COFER:

Signature:	/s/ Timothy Cofer

Print Name:	Timothy Cofer

Date:	August 19, 2019

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